Exhibit 99.1

Consent of The American Foundry Society (“AFS”)

As an industry association focused on the casting industry, AFS hereby consents to the use of any data contained in this Registration Statement on Form S-1, and any and all amendments and supplements thereto, which references AFS as the source of such data and to all references to AFS included in such Registration Statement.

Dated: October 3, 2014	/s/ Alfred Spada
	Name:	Alfred Spada

	Title:	Director of Marketing, PR & Communications American Foundry Society
	Address:	1695 N. Penny Lane Schaumburg, IL 60173